AMENDMENT

TO

PREFERRED STOCK  PURCHASE AGREEMENT

THIS AMENDMENT TO THE PREFERRED STOCK PURCHASE AGREEMENT ("Amendment") by and between _Cordia Corporation., a Nevada corporation ("Cordia"), and Barron Partners, LP, a Delaware limited partnership ("Barrons"), originally dated March 3, 2005, is made and entered this 10th  day of March 2005, based on the terms and conditions set forth herein.

Premises

Barron and Cordia entered into a Preferred Stock Purchase Agreement on March 3, 2005. The parties have discovered a typo in the representations and warranties section of the Agreement with the number of authorized shares of Cordia being incorrect.  Accordingly, the parties want to amend the Agreement to correct the error.

Agreement

Based on the foregoing premises which are incorporated herein by this reference and other good and valuable consideration the receipt of which is hereby acknowledged and the mutual covenants and conditions set forth herein, the parties agree as follows:

1)

Amendment.  Section 4.3.1 is hereby amended to read as follows:

4.3.1  The authorized and outstanding capital stock of Cordia as of March 1, 2005, is a total 105,000,000 authorized shares.  Of the total amount of authorized shares 100,000,000 shares are common stock and 5,000,000 shares are preferred stock.  Cordia has 4,541,210 shares of issued and outstanding common stock and no reserved shares of common stock.  There are no issued and outstanding shares of preferred stock.  This information is set forth in Cordia’s Articles of Incorporation on file with the Secretary of State which will be provided pursuant to Section 3.2(g) of this Agreement and Cordia’s Quarterly Report on Form 10-QSB, for the period ended September 30, 2004 filed on November 12, 2004 with the Securities and Exchange Commission and updated on all subsequent SEC Documents less subsequent acquisitions and agreements to acquire shares of Company’s common stock.  All shares of capital stock have been duly authorized and are validly issued, and are fully paid and not assessable, and free of preemptive rights.

2)

Waive any Liability.  Barron agrees to waive any potential liability that may have arisen from the discrepancy in the authorized shares and treat such discrepancy as non-material for the purpose of the transactions.  Barron does not waive any other errors or discrepancies going forward.

3)

Ratification.

Except as expressly amended hereby, the terms of the Agreement are hereby ratified and approved as originally written.

Dated the year and date first above written.

Cordia, Corporation

Barron Partners, LP

a Nevada corporation

a Delaware Limited Partnership

By:  /s/ Wesly Minella                                                           By:  /s/  Andrew Barron Worden

        Wesly  Minella, Secretary                                                            Andrew Barron Worden, President